                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-30285

PROSPECTUS SUPPLEMENT NO. 3
TO PROSPECTUS DATED OCTOBER 24, 1997

 This Prospectus Supplement No. 3 amends and restates pages 47 and 48 of the Prospectus dated October 24, 1997, as supplemented by the Prospectus Supplement dated October 31, 1997 and as further supplemented by the Prospectus Supplement No. 2 dated November 5, 1997. Except as set forth herein, the contents of the Prospectus remain as set forth therein.

                           REGISTERING STOCKHOLDERS

  All shares indicated below have been registered pursuant to certain registration rights granted by the Company. An aggregate of 5,289,100 shares of Common Stock remain to be offered by the Registering Stockholders from time-to-time. The Company has been informed by certain Registering Stockholders that an aggregate of 2,089,054 shares of Common Stock have been sold in the Registered Offering prior to the date of this Prospectus Supplement No. 3 and, as such, are no longer included herein and available for sale hereunder. The following table sets forth, as of the date of this Prospectus Supplement No. 3, the name of each Registering Stockholder, and for each, the remaining number of shares of Common Stock which may be offered for sale and the number of shares to be owned beneficially after the Registered Offering (assumes all shares available for offer will be sold). Applicable percentage ownership is based on 35,876,486 shares of Common Stock outstanding as of the date of this Prospectus Supplement No. 3.

                          BENEFICIAL OWNERSHIP                         BENEFICIAL
                              PRIOR TO THE                         OWNERSHIP AFTER THE
                          REGISTERED OFFERING                      REGISTERED OFFERING
                          -----------------------                  --------------------------
   NAME AND ADDRESS OF                            NUMBER OF SHARES
 REGISTERING STOCKHOLDER   SHARES      PERCENTAGE BEING REGISTERED SHARES         PERCENTAGE
 -----------------------  ---------    ---------- ---------------- -----------    -----------
Canpartners
 Incorporated(b)........    741,517       2.0%         741,517             --             --
  Beth Friedman(b)(c)...    129,282         *          129,282             --             --
  Loretta Evensen(b)....    129,282         *          129,282             --             --
  Mitchell R. Julis(b)..    129,282         *          129,282             --             --
                          ---------       ---        ---------     -----------       --------
   Total (as a group)...  1,129,363       3.1%       1,129,363             --             --
Robert T. Gow and Kay F.
 Gow....................  1,280,591       3.6%       1,280,591             --             --
Offsite International,
 Inc. ..................  1,160,627       3.2%       1,160,627             --             --
Plantation Group
 L.P.(l)................    296,179         *          296,179             --             --
Bush Construction
 Corporation............    264,250         *          264,250             --             --
Peach Tree, Ltd. .......    235,731         *          235,731             --             --
Sharp Investment Group,
 L.P.(l)................    148,686         *          148,686             --             --
Colonial Capital
 L.P.(l)................    148,686         *          148,686             --             --
EKC Corporation.........     80,301         *           80,301             --             --
First Capital Investment
 Fund...................     65,238         *           65,238             --             --
Centaur Corp. ..........     62,912         *           62,912             --             --
KPI Realty, Inc. .......     53,984         *           53,984             --             --
Old Town L.P.(l)........     48,162         *           48,162             --             --
Dennis H. Vaughn(e).....     38,490         *           38,490             --             --
James C. Anderson.......     35,940         *           35,940             --             --
Plantation Group,
 L.L.C.(k)..............     34,819         *           34,819             --             --
James W. Geisz..........     24,038         *           24,038             --             --
Genevieve Giannoni(a)...     23,970(d)      *            4,500          19,470(d)          *
Charles C. Frey(a)......     22,850(d)      *            9,000          13,850(d)          *
Michael C. Ross(f)......     20,970         *           20,970             --             --

         The date of this Prospectus Supplement is November 19, 1997.

                              BENEFICIAL
                          OWNERSHIP PRIOR TO                               BENEFICIAL
                                  THE                                  OWNERSHIP AFTER THE
                          REGISTERED OFFERING                          REGISTERED OFFERING
                          --------------------------                   --------------------------
   NAME AND ADDRESS OF                                NUMBER OF SHARES
 REGISTERING STOCKHOLDER  SHARES         PERCENTAGE   BEING REGISTERED SHARES         PERCENTAGE
 -----------------------  -----------    -----------  ---------------- ----------     -----------
Arai Development Co.,
 Inc. ..................       20,435              *       20,435             --              --
Kumagai El Paseo, Inc. .       20,435              *       20,435             --              --
Martin A. Flannes.......       16,617              *       16,617             --              --
Susan K. Kenninger......       13,490              *       13,490             --              --
Michael B. Reeves(g)....       12,594              *       12,594             --              --
Charles V. Thornton(h)..       10,260              *       10,260             --              --
Timothy D. Levin(a).....        9,657(i)           *        6,522           3,000(i)           *
David M. Roberts........        8,985              *        8,985             --              --
Ruth L. Kenninger.......        8,985              *        8,985             --              --
James A. Hamilton.......        6,965              *        6,965             --              --
John J. Digges(l).......        6,615              *        6,615             --              --
Marc B. Sharp(l)........        6,615              *        6,615             --              --
Michele Z. Ball(l)......        6,615              *        6,615             --              --
Charles H. Reeves(j)....        1,500              *        1,500             --              --

--------
 * Less than 1%

(a) Such person is a director and/or executive officer of the Company.

(b) Canpartners Incorporated ("Canyon") is the beneficial owner of 63,329 shares and is the sole general partner of CPI Securities L.P. (which holds 460,379 shares). Canpartners Investments II, L.P. (which holds 151,862 shares) and Canpartners Investments V, L.P. (which holds 65,948 shares). Mr. Friedman (a director of the Company), Mitchell R. Julis and R. Christian B. Evensen are the sole shareholders and directors of Canyon and may be deemed to share beneficial ownership of the shares shown as owned by Canyon and the indicated limited partnerships. Such persons disclaim beneficial ownership of such shares. The 741,517 shares shown as beneficially owned by Canyon do not include 147,282 shares owned by Mr. Friedman's wife, 147,282 shares owned by Mr. Julis and 147,282 shares owned by Mr. Evensen's wife, the beneficial ownership of which is disclaimed by Canyon.

(c) Beth Friedman is the wife of Joshua S. Friedman, a director of the Company. Loretta Evensen is the wife of R. Christian B. Evensen, a shareholder and director of Canyon. Mitchell R. Julis is a shareholder and director of Canyon.

(d) Includes presently exercisable options to purchase 13,850 shares of Common Stock with respect to Mr. Frey and 19,470 shares of Common Stock with respect to Ms. Giannoni.

(e) Includes 33,990 shares held by The Vaughn Family Trust, of which Mr. Vaughn is a co-trustee and 4,500 shares held by the Dennis Vaughn Subtrust, of which Mr. Vaughn is trustee.

(f) Includes 10,170 shares held by the Ross Revocable Trust, of which Mr. Ross is a co-trustee and 10,800 shares held by the Latham & Watkins Pension Plan FBO Michael C. Ross, of which Mr. Ross is beneficiary.

(g) Includes 9,000 shares held by The CCN&M Revocable Trust, of which Mr. Reeves is co-trustee.

(h) Includes 2,340 shares held by the Paul, Hastings, Janofsky & Walker Retirement Plan FBO Charles V. Thornton, of which Mr. Thornton is beneficiary.

(i) Includes presently exercisable options to purchase 3,000 shares of Common Stock.

(j) The shares indicated are held by a trust of which Mr. Reeves is co-trustee.

(k) Plantation Group L.L.C. distributed 441,039 shares to certain of its members in October 1997 and 220,519 shares to such members in November 1997.

(l) The shares indicated were distributed to such person by Plantation Group L.L.C. in October 1997 and November 1997.


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